INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES JOHN T. (TOM) FOY
PRESIDENT AND CHIEF OPERATING OFFICER

St. Louis, Missouri, February 10, 2004 — W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the election of John T. (Tom) Foy as President and Chief Operating Officer of Furniture Brands International.

Mr. Foy, age 56, has been President and Chief Executive Officer of Lane Furniture Industries, a subsidiary of Furniture Brands, since 1996. Upon graduation from Marshall University in Huntington, West Virginia, he began his furniture career with Rike’s Department Store, a division of Federated Department Stores. He subsequently worked for Simmons USA and Selig Manufacturing, where he was Senior Vice President and General Manager of Upholstered Products, before joining Action Industries in 1985 as Vice President of Sales. In 1989 he was promoted to Senior Vice President of Sales, and in 1995 to Executive Vice President of Sales and Marketing.

Mr. Holliman commented: “Tom’s appointment as President and Chief Operating Officer of Furniture Brands is part of an orderly process of succession at the senior level of this company. In this newly–created role, Tom will oversee all of our operating companies in implementing the many strategic initiatives we are currently pursuing. I have worked closely with Tom while we were both at Lane and since I have undertaken my current role at Furniture Brands, and I know him to be a man of great vision and ability who will work tirelessly to help drive this company forward.”

Mr. Foy stated: “I look forward to this opportunity to work side by side again with Mickey Holliman. Mickey is truly an icon in our industry, and he has set Furniture Brands on a path to becoming the dominant player in the furniture business. I am honored to be called upon to fill this position of great responsibility and to join him as part of the Furniture Brands senior management team.”

Mr. Holliman will continue to serve Furniture Brands as Chairman of the Board and Chief Executive Officer. He has a previously–disclosed employment agreement with the company whereby he will remain actively engaged through at least the end of 2005. Mr. Foy has also been nominated by the Furniture Brands Board of Directors to serve on the Board, and his nomination will be submitted to the Furniture Brands stockholders in the company’s upcoming proxy statement.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best–known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.